Exhibit 10.4

AUTONOMOUS POWER CORPORATION

DBA Power.us

February 1, 2026

James Biehl

[***]

Dear Jim:

On behalf of Autonomous Power Corporation (the “Company”), it is my pleasure to offer you regular, full-time employment for the position of Chief Legal Officer and Secretary of the Company. Your employment is subject to the terms and conditions set forth in this letter.

In your capacity as Chief Legal Officer, Vice President and Secretary of the Company, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time in the future, (collectively, all such subsidiaries and/or affiliates, including subsidiaries formed after the date hereof, shall be referred to as the “Company Affiliates”). You will report directly to Andrew Fox, the Chief Executive Officer of the Company, and the Board of Directors of the Company (the “Board”). You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

This offer is based on a start date of February 1, 2026 (the “Start Date”).

Your principal place of employment will be your home office, subject to business travel as needed to properly fulfill your employment duties and responsibilities. In accordance with Company policy, you will be eligible for reimbursement of approved, out-of-pocket expenses, to include but not limited to reasonable expenses incurred while on business travel. In consideration for your services, you will be paid an annual base salary of $300,000 (the “Base Salary”), payable in accordance with payroll practices applicable to Company employees and subject to all withholdings and deductions as required by law. In addition to the foregoing, you shall be eligible for an annual cash incentive award and participation in the Company’s equity incentive plan as approved by the Board or a committee thereof.

Effective on the Start Date, during your employment you will be eligible to be paid for all Company recognized holidays as announced each year.

Effective on the Start Date, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued in accordance with payroll practices applicable to Company employees. Your PTO will be provided in accordance with the Company’s current policy on PTO leave, including but not limited to the fact that you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

Effective on the Start Date, you will receive five (5) paid sick days to be used as needed during the calendar year in which your employment commenced. Thereafter, you will receive (5) paid sick days on January 1 of each year. In accordance with Company policy, unused sick days will be forfeited.

The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

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The Company may only terminate your employment with the Company for Good Cause prior to the third anniversary of your Start Date. Thereafter, your employment will be at-will, meaning the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

If your employment with the Company is terminated for reasons other than your voluntary resignation, death, disability (as defined below), or for Good Cause (as defined below), the Company agrees to: (i) pay you all previously earned but unpaid Base Salary up to the date of termination, and (ii) pay you separation pay equal to

(18) eighteen months of your then-current base salary (the “Separation Pay”).

Separation Pay will be paid in lump sum and in accordance with the Company’s regular payroll practices after the expiration of any applicable revocation period, unless otherwise required by law. All Separation Pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to Separation Pay will be subject to you executing, delivering, and not revoking a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees, in a form reasonably acceptable to the Company.

“Disability” means your inability to perform your essential job functions, with or without reasonable accommodation, due to your own physical or mental impairment for a period of more than 120 days, either consecutively or in aggregate within a period of 365 consecutive days, as determined by an independent physician selected and paid for by the Company.

“Good Cause” shall include, but not be limited to, the following: (i) any conduct by you involving moral turpitude;

(ii) your commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on your part in connection with your employment or in connection with or affecting the business of the Company or any of its subsidiaries and affiliates; (iv) any dishonesty by you, including failure to report to the Company the dishonesty of others; (v) any failure to abide by laws applicable to you in your capacity as an employee of the Company; (vi) any failure or refusal on your part to perform the duties under this letter or to obey lawful directives from your supervisors, if not remedied within five (5) business days after the Company providing notice thereof; (vii) your Disability; (viii) any violation of any policy or code of the Company or relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

During and after your employment, you agree to keep confidential and not use or disclose any Confidential Information relating to the Company or any Company Affiliates, except as reasonably necessary to perform your duties in good faith, to exercise your rights as an officer, employee, director, or equity holder, or as otherwise permitted under an agreement with the Company or its affiliates. For purposes of this letter, “Confidential Information” means all non-public information concerning the Company or Company Affiliates, including business plans, strategies, financial information, pricing, customer and supplier information, operational methods, internal reports, analyses, and other proprietary business information, whether in written, electronic, or other form. Upon the end of your employment, or at any time upon the Company’s request, you will promptly return to the Company all Company materials and information in your possession or control, including documents, files, records, notes, and data (whether physical or electronic). At the Company’s request, you will also make available any personal devices used to store Company information so that such information may be removed.

You agree that any ideas, inventions, improvements, materials, content, analyses, reports, presentations, strategies, processes, branding concepts, trade secrets, systems, software developments, methods, analyses, reports, copyrights, service marks, trademarks, trade names, logos, or other work product that you create, develop, or contribute to, whether alone or with others, during your employment, and that relates to the business or activities of the Company or Company Affiliates (collectively, “Work Product”), will be the exclusive property of the Company or Company Affiliates.

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You hereby irrevocably assign to the Company all right, title, and interest worldwide in and to such Work Product, including all intellectual property rights. To the extent any Work Product qualifies as a “work made for hire” under applicable law, it will be treated as such. You agree to reasonably cooperate, during and after your employment, in confirming or documenting the Company’s ownership of such Work Product, including signing any documents reasonably requested for that purpose. If you are unable or unavailable to do so, you authorize the Company to act on your behalf solely to carry out these ownership and documentation purposes.

This offer letter shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaking any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions to your activities.

You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss questions with your former employer before removing or copying the documents or information.

The failure of either party to insist upon strict performance of the covenants and conditions contained herein shall not be deemed a waiver of the right of any party to insist upon the strict performance of such covenants or conditions at any other time. Any waiver by either party of any breach or violation of this Agreement shall not operate or be interpreted, therefore, as a waiver of any subsequent breach or violation of this Agreement.

This offer letter contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any terms hereof.

We are excited at the prospect of you joining our team! Please sign below to accept the terms of this offer.

Yours sincerely,

/s/ Andrew Fox

Andrew Fox

Chief Executive Officer

I have read and understand, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representation, express or implied, that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

James Biehl

Signed:	/s/ James Biehl
Date:	2/6/2026

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